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                                                                     EXHIBIT 8.2

                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]

                                                                  March 31, 1999

Loral Space & Communications Ltd.
600 Third Avenue
New York, NY 10016

Ladies and Gentlemen:

     We have acted as counsel for Loral Space & Communications Ltd., a Bermuda company (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance, in exchange for $350,000,000 aggregate principal amount of the Company's 9 1/2% Senior Notes due 2006 (the "Old Notes"), of $350,000,000 aggregate principal amount of the Company's 9 1/2% Senior Notes due 2006 (the "New Notes") and collectively with the Old Notes, the "Notes"). The New Notes are to be issued pursuant to an indenture dated as of January 15, 1999 (the "Indenture"), between the Company and The Bank of New York, as trustee. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Indenture.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments as we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

     In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

     Based upon the foregoing and having regard for such legal questions as we have deemed relevant, the legal conclusions set forth in the discussion of U.S. Federal tax law in the Registration Statement under the heading "Material United States Federal Income Tax Consequences" accurately describe the material U.S. Federal income tax consequences to holders of the New Notes issued pursuant to the Indenture.

     We call to your attention that we are members of the Bar of the State of New York and do not purport to be experts in, or to render any opinions with respect to, the laws of jurisdictions other than the State of New York, except for the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement.

                                          Very truly yours,

                                          /s/ WILLKIE FARR & GALLAGHER